UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(Address of Principal Executive Offices)

(732) 465-9300
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))I

INTRODUCTORY NOTE

This Report on Form 8-K filed by Arkados Group, Inc. (“Arkados” or the “Company”) may contain forward-looking statements. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Accordingly, we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended May 31, 2009 and other periodic reports filed with the SEC. Accordingly, to the extent that this Report contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that Arkados’ actual financial condition, operating results and business performance may differ materially from that projected or estimated in such forward-looking statements.

Item 1.01  Entry into a Material Definitive Agreement.

On July 6, 2009 we reported that we received notice from a law firm representing approximately 45% of our outstanding 6% secured convertible debentures due June 28, 2009 (the “Debentures”) that the Debentures were in default by reason of non-payment.  This event triggered an “Event of Default” under the terms of the Debentures on July 8, 2009.  The Event of Default entitles the holders of the Debentures to redemption at the rate of 130% of the principal and accrued interest outstanding, interest on unpaid interest and principal at the rate of 18% per annum commencing on July 8, 2009 and reimbursement for expenses incurred enforcing the obligations.

Since July 6, 2009, we have been negotiating for an infusion of equity capital and restructuring of our secured and unsecured debt.  During the period from January 29, 2010 to February 4, 2010, we entered into Fobearance Agreements with the holders of $ 14,119,288 of the $17,112,175 principal amount Debentures outstanding on January 31, 2010 (including Bushido Capital Master Fund L.P., BCMF Trustees, Pierce Diversified Strategy Master Fund, LLC – Series BUS, Andreas Typaldos, our Chairman, family and other limited partnerships and limited liability company’s affiliated with Mr. Typaldos, two directors and others).  The agreements give us until March 31, 2010 to resolve these issues without the threat of such holders taking action to enforce their rights under the Debentures, related transaction documents granting the holders of the Debentures a security interest in substantially all of our property and under law.  The holders’ agreement to forbear terminates on the occurrence of certain events including the filing of a bankruptcy petition by or against the company.  A copy of the form of this agreement is filed with this report as Exhibit 99.1.  We continue to seek similar agreements with the holders of the balance of the Debentures.

We reported on September 26, 2009 that we entered into an agreement for bridge financing with Burton LaSalle Capital Corp..  Pursuant to the agreement, we may issue up to $1,000,000 8% Subordinated Notes due January 31, 2010 (“Subordinated Notes”) to Burton LaSalle Capital Corp. and other investors.  Pursuant to the notes, interest is due at the annual rate of 8% is due on the earlier of the exchange or conversion of the notes into shares of common stock of the company or the notes become due on January 31, 2010 or earlier upon acceleration because of a default.  We did not pay the Subordinated Notes on January 31, 2010, however such failure is not an “Event of Default” under the Subordinated Notes unless they remain unpaid for 30 days.  Nevertheless, we  entered into amendment agreements with Burton LaSalle Capital Corp. and other investors holding $138,950 of $298,950 of the Subordinated Notes which waive the default and extend the due date until March 31, 2010.  We continue to amend the balance of the Subordinated Notes to extend the due date to March 31, 2010.  The form of amendment agreement is filed with this report as Exhibit 99.2.  In addition, we continue to finance our limited operations through the issuance of Subordinated Notes due March 31, 2010 and have sold $25,000 principal amount of the new Subordinated Notes.  The form of new Subordinate Note is filed with this report as Exhibit 99.3.  The principal amount of the notes is exchangeable at the option of the holders into private equity financing we are able to place at a 33% discount to the price charged to other investors.  In the event we are able to effectuate a recapitalization and the price to new equity investors is less than $200,000 per 1% of the post recapitalized company, we may force such conversion.  There can be no assurance that additional investors will purchase more notes, that Burton LaSalle or other investors will purchase more notes or that any aspects of a recapitalization or equity financing can be obtained.

Although there can be no assurance that the financing or restructuring of our debt can be achieved, we continue to work closely with representatives of the holders of the Debentures and other creditors to maintain the company as an ongoing business, which includes preserving the company’s current operations and relationships with existing customers, partners and suppliers.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number
99.1	Form of Forbearance Agreement among Arkados Group, Inc. and the holders of Arkados 6% secured convertible debentures due June 28, 2009.

99.2	Form of Amendment No. 1 To 8% Subordinated Notes due January 31, 2010.

99.3	Form of 8% Subordinated Notes due March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKADOS GROUP, INC.

Date: February 4, 2010	By:	/s/ Larry Crawford
Larry Crawford
Chief Financial Officer